EXHIBIT 10.1

June 7, 2025

Mr. Daniel Cunha

Dear Daniel,

I am pleased to confirm our offer of employment with Avis Budget Car Rental, LLC (the Company), as EVP & Chief Financial Officer, beginning on July 1, 2025. This position reports to the Chief Executive Officer and will be based in the Company’s headquarters in Parsippany, New Jersey. This offer and your employment relationship will be subject to the terms and conditions of this letter as well as the Company’s Code of Conduct and other policies, procedures, plans and agreements applicable to your role. This offer is contingent upon completion, to the Company’s satisfaction, of efforts to confirm your suitability for this position, which includes the pre-employment checks and reviews as described in this letter.

Your salary on an annualized basis will be $650,000 (USD) and paid on a bi-weekly basis.

You are eligible to participate in the Company’s Short-Term Incentive Plan (STIP). Your target under the STIP will be 125% of your eligible salary, as applicable within the plan guidelines. The actual payout will be determined by our financial performance as well as your individual performance and will be governed by the terms of the plan. Payout timing is typically in the first quarter of the following year and will be pro-rated based on your length of service within the plan year. Because the plan’s objective is to attract and retain employees, you must be actively employed on the payout day in order to be eligible for payment.

You will be eligible to participate in the Company’s annual Long-Term Incentive Plan (LTIP), with a target value of $1,000,000 (USD). All awards are subject to approval by the Compensation Committee of Avis Budget Group’s Board of Directors (the Board) and generally take place annually in the first quarter of the year. Award values may vary from year to year, are subject to change without notice and are generally contingent upon such criteria as individual performance, scope of responsibility and Company financial performance, and are determined by the Compensation Committee in its sole and exclusive discretion. Awards may be subject to your execution of a restrictive covenant, including provisions on non-competition, non-solicitation of employees and customers and confidentiality. Your eligibility for an annual LTIP award will begin in 2026.

In lieu of your 2025 annual LTIP grant, you will be eligible to receive a one-time LTIP award with a grant date value of $1,000,000 (USD), upon approval by the Compensation Committee, with an anticipated grant date of July 23, 2025. The sign-on LTIP award will be 50% time-based restricted stock units (RSUs) vesting one-third per year on the anniversary of the grant, and 50% performance-based restricted stock units (PSUs) cliff vesting after three years, with each subject to your continued employment through the vesting date, and for the PSUs subject to the achievement of performance goals.

Avis Budget Group, Inc. 379 Interpace Pkwy, Parsippany, New Jersey 07054

You will be eligible for relocation assistance from your current residence to a residence located in northern New Jersey in accordance with the Company’s standard policies. You will also be entitled to participate in perquisite programs applicable to Executive Vice Presidents of the Company, all in accordance with the terms of those programs, which may be amended from time to time by the Compensation Committee.

You will be eligible for health and welfare benefits which will become effective on your date of hire. You will be eligible to participate in the 401K plan following your start date and subject to the terms and conditions of the plan. After one year of service, the Company will match individual contributions $1 for $1 up to 6% of your annual salary. The terms of the health and welfare benefits and 401K plan are subject to change at the Company’s sole discretion.

This offer is contingent upon our receipt of satisfactory background checks inclusive of employment, criminal, education, and motor vehicle, as well as compliance with federal immigration and employment law requirements. You will also need to establish your U.S. employment eligibility and confirm your identity. This offer of employment is contingent upon your signing, and complying with, a Mutual Arbitration Agreement and Confidentiality and Intellectual Property Agreement in the form to be provided to you by the Company as a separate attachment.

This letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with the Company is at will, meaning either you or the Company may terminate employment at any time, with or without cause or prior notice; provided, however, that you agree to provide no less than forty-five (45) days’ prior notice of your intent to voluntarily resign from employment. Such notice shall include your last day of employment and be delivered in writing to the Chief Executive Officer. The Company may, in its sole discretion, elect to waive all or part of the notice period and accelerate your separation date. In addition, by agreeing to this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company, regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral, except for the Terms and Conditions, that you expressly agreed to as part of your application, which includes, amongst other promises, a Jury Trial Waiver, and any applicable Confidentiality, Intellectual Property or Mutual Arbitration Agreement you entered into as a condition of your employment with the Company.

Daniel, we are excited that you are joining our organization and look forward to having you as part of the Avis Budget Group team. Should you have any questions or concerns regarding your employment, or if there is anything further I can do to assist you, please do not hesitate to contact me at             .

Avis Budget Group, Inc. 379 Interpace Pkwy, Parsippany, New Jersey 07054

Best Regards,

/s/ Ned Linnen

Ned Linnen

EVP & Chief HR Officer

Avis Budget Group

Understood and accepted:

/s/ Daniel Cunha	June 8, 2025
Daniel Cunha	Date

Enclosures

cc:      J. Sera / J. Ferraro / B. Choi / K. Richards

Avis Budget Group, Inc. 379 Interpace Pkwy, Parsippany, New Jersey 07054